Exhibit 99.2

Catalina Marketing Corporation

Transcript of Q1 2006 Earnings Release Webcast Conference Call held on Thursday, July 28, 2005, 10:00 a.m.

CORPORATE PARTICIPANTS

L. Dick Buell

Chief Executive Officer, Catalina Marketing Corporation

Rick Frier

Executive Vice President and CFO

CONFERENCE CALL PARTICIPANTS

Alexia Quadrani

Mark Bacurin

Todd Van Fleet

Troy Mastin

Dave Clarke

Larry Lee

Fred Searby

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to the Catalina Marketing Corporation’s conference call to review Catalina’s Fiscal Year 2006 First Quarter Results. At this time, all lines are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. Should anyone require operator assistance during this conference, please press star zero on your touchtone telephone. As a reminder ladies and gentlemen, this conference is being recorded today, July 28th, 2005. Please refer to the safe harbour language included in the earnings documents released this morning. This call will be governed by the language stated thereon. Now I’d like to turn the call over to Mr. Dick Buell, Chief Executive Officer of Catalina Marketing Corporation. Mr. Buell, please go ahead.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Thank you and good morning. I want to thank all of you for joining us today for our Catalina Marketing first quarter results discussion and I’m joined by Rick Frier, our Executive Vice President and Chief Financial Officer as well as Joanne Freiberger, our Vice President of Finance. Most of you will remember if you were on the last call that a few months ago, Rick joined us and actually served as our Executive Vice President of Finance and he assumed the role of Chief Financial Officer when we filed our annual report June 14th.

I’m very pleased with Rick’s immediate contribution that he’s made to the company and our management team. Also joining us today are Ed Kuehnle, President and Jay Parsons, Executive Vice President of Catalina Marketing Services. We’ll begin our discussion today with Rick reviewing the first quarter financial results, then I’ll be back and discuss the business situation progress and results. Rick.

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Thank you Dick. The earning results for the first quarter were solid despite some revenue challenges in the CMS business. Some of the financial highlights for the quarter included revenues of ninety-one point nine million for Q1 fiscal 2006 were down three point seven percent year over year. It should be noted that the first quarter revenues of fiscal 2006 were approximately two point six million lower due to the sale of the Loyalty Card business and the large manufacturer client that pulled back it’s commitment in fiscal ’05. This is the last quarter that we will have this comparability issue.

After taking the two point six million into consideration, CMS revenues were down approximately five percent and consolidated revenues were down one percent year over year. The remaining decline in CMS revenues was due to a large retail program that ran in Q1 last year with no corresponding program this year and a client promotion that ran in the first quarter last year where products have been withdrawn from the market. Both CHR and International had revenue growth which partially offset the decline in revenues at CMS.

From a segment perspective, CMS manufacturer revenues experienced favourable mix for the second consecutive quarter with an increase in historical based programs which resulted in favourable gross margins over last year. This increase was more than offset by volume declines this quarter. CHR had favourable mix. At international, revenue growth of nine point seven included almost eight hundred thousand of favourable foreign exchange. On a local currency basis, CMI revenues grew four point two percent.

Direct costs decreased by three point one million to thirty point seven million compared with thirty-three point eight million last year. As a percentage of revenue, direct costs decreased to thirty-three point four percent from thirty-five point four percent in the same quarter last year and are at the same level sequentially over Q4 fiscal 2005. The improvement over last year was primarily due to the sale of the Loyalty Card business and lower retailer fees at CHR due to savings from the renegotiation of contracts with more favourable terms. These reductions were partially offset by increases in CMS retailer fees.

SG&A costs increased nearly one million in the first quarter versus a year ago. As a percentage of revenue, SG&A expenses increased to thirty-two point four percent from thirty point two percent in the same quarter last year. This was primarily driven by an increase in new business development initiatives of approximately one point three million.

Depreciation and amortization decreased more than two million in the first quarter versus a year ago. As I mentioned at our investor conference in May, with the decline in capital spending over the past two years, we anticipated a decrease in depreciation. Q1 operating income of twenty-one point nine million increased two point nine percent compared with last year, primarily driven by CHR. Operating margins were solid at twenty-three point eight percent versus twenty-two point three percent a year ago.

Looking at taxes, the first quarter consolidated provision for income taxes of eight point four million increased to thirty-eight percent of pretax income from continuing operations compared to seven point five million or thirty-five point nine percent last year. Last year’s rate was lower than the current year, primarily due to higher, non taxable interest income and the increase of international income subject to lower tax rates in the prior year.

Moving to cash flow and liquidity, cash flow generated from operating activities was fourteen point two million compared with one point nine million in Q1 last year. the increase in operating cash flow is primarily a result of the changes in working capital that negatively impacted last year’s numbers.

Capital expenditures during the quarter were eight point five million compared to two point one million the prior year. Over sixty percent of this spend was related to growth initiatives. While we don’t specifically disclose the ROI of any of our individual projects, whether we’re doing channel expansion projects like Walgreens, we’re installing new color printers, we use a structured, detailed financial model to ensure that our forecasted return are comfortably above our cost of capital. This disciplined approach focuses resources on initiatives that will enhance shareholder value over the long term.

During the first quarter of fiscal 2006, the company paid down thirty million of US debt lowering total debt at June 30, 2005 to thirty-three million. The company repurchased shares totaling forty-one point eight million in the first quarter. This brings our total stock repurchases to eighty-six million in aggregate over the last two quarters with fourteen million remaining under the September 2004 board of directors authorization. The cash balance went down from one hundred and sixteen point two million at March 31, 2005 to forty-six million at June 30, 2005 mainly due to the share repurchase and debt pay down.

Looking forward to the rest of the year; while we don’t give guidance, there are a few items we can provide you for modeling purposes. We expect our full year tax rate will be around thirty-eight percent. We believe that capex for FY ‘06 should be between forty and fifty million. This amount will be dependent on the timing of certain initiatives and could possibly go higher. You should assume approximately fifty million weighted average diluted shares for the balance of fiscal year. I will now turn it back to Dick.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Thanks Rick. In the first quarter, overall we are pleased with the company’s continued earnings growth but disappointed with the Catalina Marketing Services sales performance. At the same time, Catalina Health Resource and Catalina Marketing International delivered continued sales gains. The fundamental strength of our business and business model remains strong.

Based on the decisions we’ve made in the last eighteen months, we are on track with projections for our business as a whole and we remain committed to the growth action steps we’ve outlined for our future success. Short term, we’re staying focused on new product application and new services in our current consumer package goods and health care product channels as well as aggressive expansion into related channels and new geographies.

As an overview, I’d like to address a few key items in each of our three business segments and then I will address specific questions. First regarding Catalina Marketing Services or CMS, as Rick stated earlier, last year sale of the Loyalty Card business and the impact of a large manufacturer client pulling back continued to impact Catalina Marketing Services resulting in a challenging first quarter. At the same time, we are encouraged by strong retailer contract renewals and the widespread acceptance of several of our new CMS products and services. As a result, I am confident we will revitalize long-term revenue growth.

Remarkable momentum behind the Catalina Marketing Services new product, CCM, this product continues to build with major manufacturer accounts and significant retailer support in advertising and merchandising. Currently CCM has added thirty-five new contracts in the first quarter alone. This compares to a total of sixty-three for all of last year because CCM drives volume for manufacturers, increases loyalty to retailers and provides high value to consumers, both our retailer and manufacturing clients have been pleased with exceptional returns on their investment in designated product categories. CCM revenues will continue to be a major and positive contributor to CMS’s overall performance.

Progress on the color printer initiative remains steadfast. CMS’s first color printer pilot installations during the first quarter resulted in exceptional responses from both retail and manufacturer clients interested in this new communication positioning. In addition, preliminary consumer testing in twenty stores has shown very favourable consumer reception, increased consumer awareness and exceptional, measurable response rate performances for the new color communication. Our next phase is a ten store executional test of the color printer installations and it’s on schedule.

In our last call, I discussed our contract with Walgreens to expand Catalina Marketing presence to front of store in several thousand Walgreens stores and I’m happy to report that this initiative is moving forward and we are continuing to receive remarkable support from manufacturer clients who will soon be able to significantly increase their ability to efficiently communicate with targeted consumers purchasing products in categories like health and beauty aids, personal care and over the counter medicines.

Our new business development group is gaining important access in their targeted expansion channels with a major test in mass, a national roll out in drug, a contract pending in convenience and strong interest in dollar stores. We are encouraged by the opportunities to leverage our current offerings and services in all of these markets.

Catalina Health Resource or CHR comes off of its record setting year in ’05, the best in its eleven-year history with another solid quarter of performance. Revenues are up and operating income more than doubled over year ago and CHR is solidifying its position as a major contributor to our company wide, strategic growth plans. CHR’s positive performance is both a function of continued client penetration as well as the business segment’s focus on spending efficiencies.

Relationships with drug manufacturers continue to strengthen thanks in part to the success of our recently rebranded patient targeted communication called Patient Link. The Patient Link newsletter prints over one billion times per year and accompanies more than a third of all prescriptions filled in pharmacies across America. Contract renewals and new contracts with both retail and manufacture clients continue to strengthen CHR’s dominant position in the marketplace. In the first quarter, two major pharmaceutical companies established new master contract agreements with CHR.

As the industry adjusts to changes to direct to consumer or DTC advertising, we feel CHR will benefit as pharma clients look for more effective alternatives to mass communication of DTC. CHR has a unique offering with its targeted, direct to patient solutions across a broad national network. CHR is well positioned in its changing environment and we are confident that there is excellent opportunity for more growth in the pharmacy and chain drug store space.

Lastly, in Catalina Marketing International, we recently signed two important contracts. Our largest contract ever in Japan is now being executed. And in France, we have now completed the execution and start up with Carrefour, the world’s second largest retailer as well as France’s largest hypermarket. Installations have commenced in three chains in Holland and Belgium. As we discussed before, French manufacturers continue to feel the effects of the second phase of the government pricing initiative which mandates consumer pricing controls and as a result, the repercussions of this legislation did impact Catalina Marketing International revenues and margins in the first quarter.

In Germany, organizationally and executionally, we are preparing for the rollouts of two major supermarket chains. Consequently, our German team is actively engaged in responding with additional manufacturer clients and contracts.

Looking at the total corporation’s performance, I am pleased with, number one, new product sales. We are making good progress with CCM, Data Mining and CHR’s new Patient Link. Number two, developing countries are moving forward. In Japan, revenues grew twenty-three percent in the quarter as they achieved positive operating income. Retail expansion is now a priority in Japan. Expansion continues in both Germany and Italy. Germany is doing well with balanced growth in manufacturers and retailers.

Our retail network in Italy is increasing and on track to exceed one thousand stores by year-end. Costs are under control. At the same time, we are investing in the business, we are also paying close attention to controlling costs. During the quarter we benefited from favourable paper and printing costs. Across all lines of business gross margins improved from the previous year. The share repurchase program has made significant progress. Our execution has been impactful with almost forty-two million dollars purchased in the quarter bringing the total for the past two quarters to eighty-six million dollars.

Earnings per share, despite the challenging revenue quarter for CMS, our consolidated EPS was up over prior year. Sarbanes Oxley compliance; as a result of our effort of our cross functional Sarbanes Oxley team, the company was able to conclude that it’s internal control structure was effective on March 31st, ’05 and that’s in accordance with the SOX 404 requirements.

Strategically, our management team has just completed our three-year strategic plan and we are enthusiastic, energized, focused and committed to executing both short term and long term plans. Our management team clearly understands that we need to create and execute major steps towards building future revenue growth and a focus on CPG customers, pharmaceutical and OTC manufacturers along with new and expanded channel coverage in grocery, drug and mass. I will now open the call to questions.

QUESTION AND ANSWER SESSION

Operator

Thank you. Ladies and gentlemen, if you do have a question at this time, please press star one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, you may do so by pressing star two. Please go ahead if you have a question. Thank you. Our first question comes in from Alexia Quadrani. Please go ahead.

Alexia Quadrani

Thank you. In your comments you mentioned that there were some difficult comps in the quarter due to large retail programs in Q1 last year and also because of client promotions that have been withdrawn. I guess looking forward, two questions to that point, one, are you seeing some new client products that are maybe filling that hole and we might be able to see some growth from that in the following quarter and two, do you have the same difficult comps for another large retail promotion in Q2 and I have a follow up question.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Okay. This is a good opportunity Alexia for us to probably sort of outline the CMS, specifically the issues for CMS. It’d be a good opportunity for us to outline the shortfalls and I think that will give a good perspective on what lies ahead and the kind of things we’re doing. So we’ll take it as part A sort of what were the drivers behind the CMS shortfall and B, what is going to be transpiring by the end of this fiscal year.

Ed Kuehnle, Catalina Marking Corporation

President

Hi, this is Ed Kuehnle. First of all, we had, both Rick and Dick had outlined what some of the shortfalls were, one the Loyalty Card, second the one-time retailer event in Q1 last year and then thirdly, a segment of existing client issues we had. One which was a discontinued business for a couple of clients that they didn’t repeat and we also had a financial services arrangement that we have gotten out of because it was too restrictive and we’re in the process right now of business development and we feel actually a lot of promise with where that could head. I can’t give a specific time and it would be inconsistent with any sort of guidance but there is this development going on against areas like financial services and some of the other, some of the other clients as well.

Alexia Quadrani

Okay, and I, let me move on to my other question. I may circle back and (inaudible) that. On the store count which was relatively flat year over year, is that, could you give us some more color I guess on what contributed to that. Are you seeing some added stores for Walgreens, have they begun to be installed and I guess what sort of offset those additions if that was the case. And then my last question is really just on the share repurchase. I think in the opening remarks you had suggested we’d see a share count for the full year, sort of where we are right now. Does that suggest a repurchase activity for the rest of the year will be a bit more modest?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

On the store count, you know, we have a normal churning of a few hundred. Some stores go down for remodeling and obviously there’s some stores in the grocery chain world that get closed. There’s nothing significantly that’s going up positive or negative. And to be honest, we are installing Walgreens but they’re not in these numbers and they’re going to ramp up substantially. We have said openly that we will have all the Walgreens stores installed by the end of our fiscal year and right now the general feel, we’re on target to have the installation, not necessarily up and running but installations of probably about two thousand stores by the end of this calendar year.

So if you take the number of forty-seven hundred Walgreens today even though they’re continuing to add new stores literally every other day, we see those being completely installed by March 30th and a couple of thousand by the end of the year. So if, you know our business, we will start to see revenue for those once we’ve got the system turned on and actually operating but that’s when you’ll see those store counts move significantly as a result of the Walgreens contract. I will let Rick address the share repurchase accomplishments and direction.

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

I did mention the fifty million shares going forward. That would give you a view under our current situation, the current authorization that we have. We are reviewing our dividend policy, our share repurchase program, our capital structure. We’ve also brought in an outside banker to help us look at that. So we’re going to get back to you no later than the fall on additional movements or thoughts behind all those.

Alexia Quadrani

Thank you.

Operator

Thank you. Your next question comes in from Mark Bacurin. Please go ahead.

Mark Bacurin

Good morning everyone. A couple of things I guess. Could you quantify for us, you talked about I guess the Loyalty Card business and then the anniversarying of the big client contract but can you give us exactly what the, I think you may have said at the beginning that it was a, you were down five percent in CMS if you backed out all those issues. I just want to confirm that.

Ed Kuehnle, Catalina Marking Corporation

President

Sure, this is Ed again. The Loyalty Card was about a third of it. The retail program was about twenty percent roughly and the remainder in the other areas that we had talked about.

Mark Bacurin

And then we have no additional negative comps in the September quarter related to the big client or is that not true?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

That’s correct.

Mark Bacurin

And Rick, you just mentioned I guess the fall sort of timing of any sort of decisions on I guess, an additional one time dividend or share repurchase, etc. Would that be on the next quarter call? Is that the right time to discuss that?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

I’d just like to keep it, you know, no later than the fall we’ll get back to you.

Mark Bacurin

Okay. Can you give us any help on exactly, I think you mentioned you had a strong quarter in terms of the CCM contract but could you tell us exactly what the lift year over year was related to CCM?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Yeah, you know, I’ll let Jay answer it because he can actually bring you up to date really where we are even now.

Jay Parsons, Catalina Marketing Services

Executive Vice President

CCM - I can give you some perspective, we executed fifty-two contracts last year during the time frame. As Dick mentioned, we sold sixty-three, some of those executing this year. So we have forty-four planned for execution already this year and we are at seventy-five percent of the revenue number already booked this year versus what we delivered all of last year.

Mark Bacurin

And what does that equate to in terms of a year over year revenue boost?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

We’ll pull that number for you Mark, hold on.

Jay Parsons, Catalina Marketing Services

Executive Vice President

We did approximately nine million dollars last year in CCM executions.

Mark Bacurin

Nine million was all of last fiscal year?

Jay Parsons, Catalina Marketing Services

Executive Vice President

All of last fiscal year and we were up approximately, almost three million dollars in the first quarter on executions.

Mark Bacurin

Three million June quarter to June quarter.

Jay Parsons, Catalina Marketing Services

Executive Vice President

Yeah.

Mark Bacurin

Excellent, perfect.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

And we dropped a couple of numbers there, just so you know, we had thirty-five that I was referring to contacts in the first quarter. Jay gave you up to the current time. We’ve added nine more since the end of the quarter so that’s why he referenced forty-four.

Jay Parsons, Catalina Marketing Services

Executive Vice President

And I think perhaps CCM is a good thing to talk about to answer Alexia’s earlier question as it relates to retail events. We actually executed our first retailer group type event on CCM in the first quarter. An advertised Memorial Day event that had a solution around barbeque behind it, forty products, fifty-one dollars in potential savings for the consumer, advertised in the circular, tremendous results.

These types of themes are one of the major initiatives that our retail team is working on and continue to pursue those types of events into the future and very successful business results for the manufacturer as well as the retailer that participated in this and clearly the consumer was very excited with eleven percent of transactions including one of these products that was part of this national event for this chain.

Mark Bacurin

Great. And Dick, maybe just more again of a philosophical question, you know, you did post a little bit of earnings growth this quarter but it sounds like there are spending initiatives that are going to be ramping throughout the year. You know, do you still think, you know, with those spending ramps, that you can generate enough revenue growth to still be able to produce fiscal year, year over year growth in earnings?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Yeah you know, we’ve said all along that we’re aiming for mid single digit sales growth and double digit profit growth and as we looked at last year, yeah, for over the long term. So quarter by quarter obviously there’s going to be ups and downs to that and maybe even some years that are ups and downs to that.

But the things we’re doing today and the things we were doing in the last half of last year is literally, you know, pursuing the Walgreens, develop and supporting CCM, investing in data mining, pursuing advertising, a lot of energy and investment going into obviously the color prints that will be distributed through the color printer are things we’re doing that clearly have a gestation period of some places, you know, nine to fifteen months. So what we like to say today is the stuff we’ve been doing is going to have a meaningful impact in the fourth quarter of this year and that’s probably the best way for me to communicate to you the kind of, once we get the investments in place that are working, then I think we will see the desired and expected sales growth in our core CMS business.

Now notwithstanding what we have is very good performance and it is sustained good performance in international and CHR. So that mix and that timing is going to say, we feel comfortable about the investments we’re working on today and we believe as I just gave you some numbers, a little feel of Walgreens and obviously that’s also the quarter that some of our color printers will start to be installed in a national basis, not test.

And I think that CCM will be fully ramped up and the role of color prints will be expanding our effectiveness and our role in marketing as well as marketing communication. So right now we’re looking to the fourth quarter to have significant impact and with four quarters in the year, I think that gives us an opportunity to get desired growth we expect for the year.

Mark Bacurin

And on the CCM, I mean I’m sorry, on the color printer tests, it sounded like you’ve had good reception as far as from both manufacturers and retailers. Have you had any conversations with them yet on what pricing for color prints may look like? You know, are you signing any contracts for that yet? Just wondering about the economics of that program.

Jay Parsons, Catalina Marketing Services

Executive Vice President

Yeah, let me break down what we’ve done in color printing. Really it’s three phases. First, we’ve got testing with the consumer that it works, significantly increased response rates. Secondarily, we have completed all of our internal briefings to all of our sales force to prepare them both retail and manufacturers, to prepare them with the information they need to be successful in the marketplace and we are in fact now having discussions with both retailers and manufacturers about the offering and the pricing and we feel comfortable that we’ll have an economic proposition that will work for the Catalina investor behind us.

Mark Bacurin

Great, and then just finally on the, on the hiring of the investment bank as it relates to the, looking at share repurchase, obviously it’s very accretive at current levels. What sort of inputs are you looking from them on this announcement and you know, what are you weighing that against in terms of your own internal growth objectives and just curious, it seems like a no brainer that you guys would pursue more aggressive share buyback given the accretion.

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

The way we look at our cash position and our debt position is where are we going to put our dollar and put it to work best. Our priorities are growth initiatives which we’re showing you with Walgreens and the color printer. So you know, significant movements in the capex. We have mentioned forty to fifty million this year. It could be higher and certainly that type of level in the future would be there in future years because of our growth initiatives. So one, growth initiatives to invest in.

Secondly, share repurchase, annual dividend thirdly and then acquisitions is the order that we view to put our money to work at. So that’s the analysis that’s being looked at. You know, we’ve had questions on this. We have a bank on retainer anyway. It’s not really hired specifically for this but they have helped us in this and they’re reviewing it currently and as I mentioned, and I mentioned this also, market, the investor conference by fall we would have something for you and that’s consistent, we’re still on that track.

Mark Bacurin

And is there an absolute debt to capital leverage ratio you would not exceed or something you’d just be uncomfortable with?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Yeah, probably not the right time to discuss that.

Mark Bacurin

Fair enough, thanks a lot.

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Okay, thanks.

Operator

Thank you. Our next question comes in from Fred Searby. Please go ahead. Mr. Searby, please go ahead. Okay, we’ll take the next question from Todd Van Fleet. Please go ahead.

Todd Van Fleet

Hi, good morning. I wanted to drill down a little bit more on CCM. You said that you’d executed on fifty-two programs last year. Can you give us a little bit more detail on the nature of these programs. It sounds like the fifty-two programs yielded nine million in revenue. I’m curious, how long do the programs typically run? Are all the fifty-two programs that were executed last year, do these folks re-up, renew, so can we expect the nine million to be a baseline revenue that the company is going to perform on in 2006?

Jay Parsons, Catalina Marketing Services

Executive Vice President

Yeah, I can speak to some of that. The fifty-two contracts, there were a portion of those that were tests and there were portions of those that were national executions. As we looked at it, we had about twelve national executions last year. We already have fourteen national executions booked for this year. The majority of the clients who participated last year have re-upped for promotional events. Obviously some of these events are much more tactical in nature than our typical checkout coupon or check out direct buy. They were one-month events.

They’re designed to drive promotional volume and those are not always repeatable. So this is much more of an initiative-based purchase by our manufacturer clients than perhaps the strategic long-term purchases that you see in our base business. It’s a different offering and a different game. So I wouldn’t say year on year, each one of those events is going to repeat. It’ll be mixes of different things and we’ll constantly have new manufacturers testing it to see if they like it.

Todd Van Fleet

That’s helpful, and then to circle back on something else you said then with respect to CMS, just want to make sure I understand. I’m not talking about the reduced spend from the large client that we’ve been talking about for quarters now but rather the one or two programs it sounded like that were performed in the prior year quarter that did not happen in the current year, maybe you kind of gave an answer to this earlier but the program that went away, this year relative to last year, did that program also run in subsequent quarters in fiscal 2005, so should we expect a similar step down in future quarters related to that one particular type of program that ran last year but not this year?

Jay Parsons, Catalina Marketing Services

Executive Vice President

I’m going to have to get back to you with the total timing on it. I know what revenue represented in Q1. I’m not sure if we have any revenue later into the year on that particular product that was, that’s no longer in market.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

I would try to add something to help Todd. Number one, we did have a major retailer event that was one of the components in this first quarter and that was a first quarter only, non repeatable. It did not spill into the second quarter. So that one wouldn’t have happened.

To give you some feel, you know consumer package goods and the point is, we were attached to several products which quite honestly, the corporate parent elected to discontinue and that had an impact on our revenue that will carry forward but that’s why we have a sales force and we’re out, you know, looking in those categories or always trying to create new business. But that did show up in this quarter. So some was limited to this quarter and some quite honestly were some good businesses for us that the corporate parent elected to discontinue that line and that therefore is absent from our revenue.

Todd Van Fleet

So Dick, would you say that you know, we have a CPG company electing to discontinue a line? Is that somewhat an anomalous event as it impacts you or is that the type of, you know, type of event that you might expect to recur on a quarter in, quarter out basis. I’m just trying to assess the five percent organic revenue decay that we saw on CMS this quarter. How much of that five percent is due to more anomalous one-time events that have nothing to do with again, the reduced spend from the major CPG client that we’ve been talking about for quarters.

I’m trying to factor all that out and get to really the heart of what was, you know, the five percent organic decay, how much of that, was it four percent, is it three percent. You know, how much of that really had to do with the nature of the fundamentals of the business at this stage?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Yeah, I would say you know, I don’t want to overplay that because this happens all the time in packaged goods and it happened in the year ago quarter. What we had this specific quarter was a situation where we had obviously the disappointment in sales, we dug into it to see where it went and we had an in our view, a disproportionate amount of that show up in this quarter versus year. But I say going forward, you know, that’s a normal part of our business. You add new customers, you add, new products get launched and some go away. The weighting in this quarter happened to be more unfavourable than balanced.

Todd Van Fleet

Okay, and then one follow-up if I could on CMS then. With respect to Walgreens, is it fair to say based on your comments that you don’t expect any revenue contribution from Walgreens until perhaps the very, the back half of the year if not the very tail end of the year?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Well said. That’s exactly the right way to put it.

Todd Van Fleet

Thanks.

Operator

Thank you. Our next question comes in from Troy Mastin Please go ahead.

Troy Mastin

Good morning, thank you. I wonder if you could give us some insight on changes going on at Winn Dixie right now, if you saw any impact from store closures in the quarter, if not, any communication regarding their plan for store closures and have you assessed what you think the impact might be on your business going forward?

Unidentified Male

As far as the number of stores Troy, we think roughly between twenty-five percent to a third will close down in Winn Dixie. We didn’t see much at all this quarter in closures.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

And we have two things. I think, you know, our CHR business and our CMS business are there. Obviously we’re working closely with them as they develop their restructure plan so we’re encouraged on that front and in addition as you well know, those stores are up for sale and so we will obviously pursue those with the existing coverage and clients that we have. So we’re monitoring that very closely to ensure we make the transition as those stores change hands.

Troy Mastin

And (inaudible) fully installed in that chain?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

I’m sorry?

Troy Mastin

Are you essentially fully installed in that chain?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Yes, CMS is fully installed. They don’t have pharmacies in every store but wherever they do have pharmacies, we’re present and we’re in all the grocery checkouts.

Troy Mastin

And then if I could move on to the health resource unit, it was down sequentially from the March quarter. This happened last year as well but you had some unusual items due to the restatement. I just want to understand how you look at CHR throughout the year in terms of seasonality. Are we at a low point for the year? What’s the right way to think about this and what sort of visibility do you have through the year based on your contracts?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

You know, we can look at the quarters and there are general biases to the quarters and just like, again, the consumer packaged goods, the pharmaceutical companies, many are tied to the calendar year and we all know from the marketing days that that first quarter is when people have the full budget to spend. There’s no above or behind budget.

So we always see marketing spending in both of our, all of our businesses highest in the first quarter of the calendar because that’s when most of the businesses have, you know, their full budget available to them and that’s really the driver behind the March quarter being more than this quarter that we’re in.

Troy Mastin

And then as you look to Q3 and Q4, how seasonally might that compare to Q1 and Q2?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

I don’t, we don’t have a specific forecast for that Troy. What we do have, you know, you can look at the past quarters and pick up any seasonality net of growth and we don’t expect this year to be any different.

Troy Mastin

Okay, that’s helpful. And then maybe if I could move on to the international division, the impact from currency is obviously positive here and I believe you’re always one quarter in arrears in how you report. So I would assume you’ll see a benefit from currency in your September reported quarter as well and you wouldn’t start to see a detriment until the December quarter. Is that correct?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Yeah, just to give you some reference, I don’t know if it’s spelled out in the material but you can see a little more than half of the gains were from currency so I think the increase of like, maybe the one four was about eight hundred thousand came from currency, six hundred thousand came from true local currency performance, I mean in local currency so the real business. And you know, you can also look at the, the currency rates and forecasts. I know that, you know, we’ve softened a little in case in Japan where the yen has actually risen to the dollar and we don’t, we see year over year less currency impact this year than we did last.

Troy Mastin

It is appropriate to expect a negative in the December quarter based on the rates, the move we saw in June on the dollar?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Troy, you know we don’t give out guidance on that and just can’t really comment on that.

Troy Mastin

Okay, all right. And then with regards to France, just to make sure I’ve got that straight, the impact of France is a result of the change in pricing there. We’ll feel the full impact of that on a year over year basis in the September quarter, correct? So we still sort of saw partial quarter impact this quarter?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Yeah, the first step of the price controls was in September of last year. That was the two percent rollback and then there was a one percent rollback in February. So you know, your perspective on the timing is appropriate.

Troy Mastin

Okay, thanks very much.

Operator

Thank you. Our next question comes in from Paul Ginocchio. Please go ahead.

Dave Clarke

Good morning, this is Dave Clarke for Paul. Most of my questions have been answered so just a couple of quick ones here. How does the D&A ramp up, look by quarter given, going forward, look, given how Walgreens builds out. 1Q looked a bit low to us so we’re just trying to get a sense of where D&A will be in the future quarters. And then two, what was the share count at the end of the quarter?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Okay, as far as D&A goes, it is, as we mentioned, lower than last year’s quarter where we believe with spending at forty to fifty million in projected capex, that will stabilize that number from dropping and in time, increase, D&A will increase with those levels of spend. In those previous two years we were roughly in the, you know, mid twenty range in capex. So again, we don’t give specific guidance on that but hopefully that’s helpful for you there. And as far as the shares outstanding, we had diluted shares of fifty million, eight sixty-five.

Dave Clarke

Thank you.

Operator

Thank you sir, did you want to go to the next question?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Yes.

Operator

Thank you. Our next question comes in from Larry Lee, please go ahead.

Larry Lee

Good morning everyone. Rick, I think you had mentioned in your prepared comments that direct cost, cost some benefits this year or in this quarter excuse me, from lower fees related to some retail agreements in CHR. Can you just give a little more color on that and whether or not you expect to see further benefit going forward in future CHR retailer renegotiation?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Right. The benefits that we saw I think is about the max we’re going to see on that, there were renegotiations on contracts and I wouldn’t assume further benefits in retailer fees at CHR.

Larry Lee

Okay, and then on the new business spend in the quarter, I think you had indicated that you spent about one point three million this quarter. if I remember correctly that’s down sequentially from the two point four million you spent last quarter. What should we think about going forward in terms of sort of a run rate that you will spend for new business initiatives?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Right, you’re absolutely right, it was two point four last quarter, a lot of initiatives, consulting fees were done for channel expansion of those new products in the previous quarter. So it was two point four. This quarter I’d say it’s more of a normalized rate of the one point three and I would think a ballpark number for the full year of around five million dollars is what you should be thinking.

Larry Lee

All right, thank you.

Operator

Thank you. Our next question comes in from Fred Searby. Please go ahead.

Fred Searby

Boy, after the hundreds of questions, let me see what’s left.

Unidentified Male

We lost you there for a while Fred.

Fred Searby

Give you a zinger, now maybe some, yeah, we lost you too, I’m sorry. Anyway, this has probably been asked but I’ll, it’s one of my questions, was the fifty million guidance for the end of the year weighted average shares outstanding and the talk of recap, so I assume then the kind of aggressive share repurchase is slowing in the second half and can you just remind me given what’s happening right now, where we are profitability in France?

And you’ve said that the core revenue was partially because of, I’m getting an echo here but partially week because of the, some promotions weren’t run that were run last year as well as of course the Loyalty Card program. But were there any actual corporate clients that you lost that just pulled away from business with you? And I don’t know if you touched on what the other income as during the quarter?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

We’re going to start with, there’s a lot of questions.

Fred Searby

Do you guys want some more?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

We’ll try our best to get these in the order that you’re asking. As far as the fifty million on the guidance on the share count for the remainder of the year, that was based on our current authorization of share repurchase program. As we mentioned this before in the investor meeting that we had that we were looking at our capital structure and that includes our annual dividend, our share repurchase program with an outside investment banker and no later than the fall consistent with what I mentioned before when we come to a decision on that and let you guys know. Now as far as France goes, Dick, do you want to?

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

We never know what the government legislation’s going to do in France and we were surprised by the Sarkozy initiative last September but it was clearly designated September as well as February impact. While we don’t know what the future is, right now, you know, at this point in the fiscal year, we’re seeing, we’re encouraged that the manufacturers are restoring marketing support and that’s good news for us because it had been impacting our business up to, and including, the end of this last quarter.

And the only issue, I’d put a caveat on that, again, we just don’t know what the French government’s going to do. With election a year away, there’s always an interest in doing things that have an impact on consumers and that’s really what the Sarkozy Act was. But right now, we’re encouraged that manufacturers are once again looking at building their business.

Ed Kuehnle, Catalina Marking Corporation

President

As far as the client withdrawals, we don’t traditionally or plan to talk about clients specific. I did mention the one area that we got out of was a restrictive financial services contract which actually will over time benefit us because it will give us an opportunity to do business development across an array of financial services clients and we should see that bubbling up in the future.

Fred Searby

And the other income. Has someone already gotten you for that one but I was just wondering what that was?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

(inaudible) what other income is?

Fred Searby

Yeah, what’s that?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

That’s investment income and interest expense net out on that line item.

Fred Searby

That’s all that is.

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Yeah, we don’t break that down any further.

Fred Searby

Okay, all right, thanks a lot guys. appreciate it.

Operator

Thank you. Our next question comes in from Todd Van Fleet. Please go ahead.

Todd Van Fleet

On international, Japan sounds like it’s really performing well for you. I was wondering if the twenty-three percent is that local currency or is that, does that have foreign exchange built in there as well? I was trying to get an organic rate of growth.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

It’s in US. Let me see if I can give you the number in local currency.

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Don’t have that with us right now.

Todd Van Fleet

I’ll follow up with you.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

It is in dollars. Twenty percent, I was going to say the yen hasn’t moved that much Todd and Joanne has looked it up, it’s twenty-three in dollars, it’s twenty in yen, twenty percent. So you’re exactly right, Japan is performing well, we’re very pleased with that performance.

Todd Van Fleet

Okay, and just to circle back on overhead expenses, quite a difference between Q4 and Q1 here. Without trying to get into guidance, is there any reason why we should expect the overhead expense levels to either kind of remain where they’re at or you know, Q1 doesn’t strike me as necessarily a good number to use moving forward but I just wanted to flush out any more thoughts you might have on that.

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

That’s tough without giving guidance. I think one thing certainly to say is that they shouldn’t focus on Q4 numbers because there was a lot of stuff going on in there with business initiatives and we commented on that already. That went down a bit, one, and two, SOX related costs, legal fees and some bonus accruals that occurred in that quarter.

Todd Van Fleet

Let me ask in a different way then, what are some of the issues irrespective of, you know, kind of the one-time issues that impacted you for last year? what are some of the factors that might influence that level of G&A from one quarter to the next?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

Yeah, I don’t know specifically, beyond what I just commented on, those are the key items from last quarter. maybe I can answer it this way. The levels that we have, investment in new initiatives will continue. Anything beyond that, there will be no really special one timers that we anticipate.

Todd Van Fleet

So for initiatives such as the color printer roll out and the Walgreens roll out, will most of the expenses associated with that, I imagine a fair amount will fall kind of above the gross margin line but are those the types of initiatives that we could see have a, you know, potentially a moderate, the minimum I guess impact on the SG&A line?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

The majority of those initiatives that you’ve mentioned right there, cost wise are capital costs. So we capitalize those costs, so the labour, the wiring that goes into a project like that is capital dollars. So it really shouldn’t hit our P&L

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Thanks (inaudible) and I would make a general comment, if I look at the fourth quarter SG&A that you’re referring to Todd, if you remember, we talked about investing a lot in jump starting the new business development initiative, so there was a fair amount that went on in that fourth quarter that was extra ordinary investment spending and there was not major cutting and slashing you know, in the organizational cost this quarter and so it’s probably more the investment spend that we were really focusing on in the fourth quarter of last year.

And if you think about it, we were finalizing SOX and very intent on the SOX completion and compliance. So our professional fees were big numbers, our new business development investments. We were doing some consulting, getting consulting advice in a couple of different areas and that drove that fourth quarter number up and therefore we see a lower number this quarter.

Todd Van Fleet

Thanks.

Operator

Thank you. Our last question comes in from Mark Bacurin. Please go ahead.

Mark Bacurin

Just, I think you guys commented that you saw gross margin improvement across all segments and I think some of that was a mix shift away from the loyalty business but could you give us some sense of what the year over year impact was from the higher retailer fees and you know, have we seen all of the impact, I guess in the eleven you renegotiated last year and are there more to go this year that will continue to drag performance as we go forward?

Rick Frier, Catalina Marking Corporation

Executive Vice President and CFO

(inaudible) comment on that before were CHR’s improvement on renegotiating certain contracts and that was favourable to us this quarter. As far as, I think you may be asking a broader question on CMS retailers?

Mark Bacurin

Yeah sorry, CMS.

Unidentified Male

Okay, what we see there is what we had announced last quarter is that we feel that the growth as a percentage point, so roughly less than two and a half percentage points, effect on CMS gross margins is what we believe would occur and that’s consistent with what’s going on. So, we continue to see that now. Overall, margins for the business won’t be affected until, less than two point five percent, probably by about a point and a half, percentage point in total with the influence of the retailer fees at CMS.

Jay Parsons, Catalina Marketing Services

Executive Vice President

I think to give it some, this is Jay Parsons, to give is some qualitative texture, our objectives were to build a stronger collaborative partnership with our retailers. Where we have these in place, we are seeing tangible results from those. We are having better discussions deeper within the organizations. We are working with merchandising departments. You’ll see more visible events at our retailers with those types of partnerships. So we’ve made a lot of progress from a strategic standpoint around what we were trying to accomplish with those structures.

Mark Bacurin

And the two hundred and fifty basis points of impact you’re talking about is if all retail contracts are signed to those new structures and it doesn’t give any benefit to the fact of what sort of revenue lift you may get with that partnering?

Jay Parsons, Catalina Marketing Services

Executive Vice President

It refers to the selective group that we’re offering that structure to. This is not something that is going across all of our retailers. Again, it’s designed for those retailers that we think can influence the marketplace to participate more frequently in our offerings.

Mark Bacurin

And am I right though that that is on kind of current volume run rates, doesn’t give any consideration to what sort of revenue lift you may get in terms of the incentives that are in place for them to push more volume?

Jay Parsons, Catalina Marketing Services

Executive Vice President

From a basis point standpoint, it becomes more favourable as we get those volume incentives.

Mark Bacurin

Perfect, thanks a lot.

Operator

Mr. Buell, we have concluded the allotted time for this call. I’d like to turn the conference back over to you.

L. Dick Buell, Catalina Marking Corporation

Chief Executive Officer

Thank you. In closing, it’s clearly evident that we have a need to create new business opportunities for our core business growth to improve and sustain improvements of our year over year earnings growth. As the year unfolds, the progress we’ve made and the progress that we will make towards creating new products, new channel networks and the color printing initiative will be key success factors.

I want to thank everyone for your time today. Rick Frier and Joanne Freiberger will be available throughout the day to help answer any additional questions and I look forward to speaking with you again as we invite you to participate in the annual shareholders meeting on August the 9th in our corporate offices here in St. Petersburg. Thank you.